SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Genuine Parts Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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GENUINE PARTS COMPANY

2999 Circle 75 Parkway
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 19, 2004

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

      Notice is hereby given that the Annual Meeting of Shareholders of Genuine Parts Company (the “Company”) will be held at 2999 Circle 75 Parkway, Atlanta, Georgia, on the 19th day of April, 2004, at 10:00 a.m., for the following purposes:

(1) To elect four Class III directors;

(2) To approve the 2004 Annual Incentive Bonus Plan;

(3) To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004;

(4) To consider and vote upon two shareholder proposals, if the proposals are presented at the Annual Meeting;

(5) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

      Only holders of record of Common Stock at the close of business on February 12, 2004 will be entitled to vote at the meeting. The transfer books will not be closed. A complete list of the shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the meeting.

      The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

By Order of the Board of Directors,

CAROL B. YANCEY
Vice President and Corporate Secretary

Atlanta, Georgia

March 1, 2004

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE ENCLOSED INSTRUCTIONS. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

ANNUAL MEETING — APRIL 19, 2004
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
PROPOSAL 1. ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
COMMON STOCK OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER BENEFITS
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CHANGE OF CONTROL AND EMPLOYMENT TERMINATION ARRANGEMENTS
PERFORMANCE GRAPH
PROPOSAL 2. APPROVAL OF 2004 ANNUAL INCENTIVE BONUS PLAN
PROPOSAL 3. RATIFICATION OF SELECTION OF AUDITORS
AUDIT COMMITTEE REPORT
PROPOSAL 4. SHAREHOLDER PROPOSAL REGARDING POISON PILL
PROPOSAL 5. SHAREHOLDER PROPOSAL REGARDING RESTRICTED SHARE PROGRAMS IN LIEU OF STOCK OPTIONS IN EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SOLICITATION OF PROXIES
OTHER MATTERS
Appendix A
Appendix B

APPENDICES

Appendix A	Audit Committee Charter	A-1
Appendix B	2004 Annual Incentive Bonus Plan	B-1

GENUINE PARTS COMPANY

2999 Circle 75 Parkway
Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING — APRIL 19, 2004

      This Proxy Statement is being furnished to the shareholders of Genuine Parts Company (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s Annual Meeting of Shareholders to be held on April 19, 2004, at 10:00 a.m. local time, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 1, 2004.

      Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the enclosed proxy card.

      All properly executed written proxy cards, and all properly completed proxies voted by telephone or the Internet, that are delivered in accordance with this solicitation (and not later revoked) will be voted in accordance with instructions given in the proxy. A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing address of the executive offices of the Company is 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

      An annual report to the shareholders, including financial statements for the year ended December 31, 2003, is enclosed herewith.

      At the close of business on the record date for the Annual Meeting, which was February 12, 2004, the Company had outstanding and entitled to vote at the Annual Meeting 174,277,466 shares of Common Stock.

      Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

      The vote required for the election of directors, the approval of the 2004 Annual Incentive Bonus Plan, the selection of independent auditors and the two shareholder proposals is a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Consequently, with respect to the election of directors, withholding authority to vote with respect to one or more nominees will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote “against” such proposal. With respect to the proposal for the approval of the 2004 Annual Incentive Bonus Plan, the proposal for the selection of independent auditors and the two shareholder proposals, abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote “against” such proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

PLEASE NOTE — IMPORTANT NOTICE REGARDING

DELIVERY OF SHAREHOLDER DOCUMENTS

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      The Securities and Exchange Commission rules permit us, with your permission, to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (770) 953-1700 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

      A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

PROPOSAL 1.

ELECTION OF DIRECTORS

      The Board of Directors of the Company currently consists of twelve directorships, divided into three classes of four directors each, with the terms of office of each class ending in successive years. The terms of directors in Class III expire on the date of this Annual Meeting. The current directors in Class I and Class II will continue in office. Wendy B. Needham was appointed to the Board on November 17, 2003 to fill the vacancy created when the directors increased the size of the Board from eleven to twelve. Pursuant to the Articles of Incorporation of the Company, Ms. Needham was appointed as a director-at-large (not designated to any particular class) to serve until the next election of directors by the Company’s shareholders. Ms. Needham has been nominated by the Board as a candidate for election to Class III of the Board. Mr. Robert P. Forrestal, a Class I director, who has reached mandatory retirement age for the Board, will retire on the date of the Annual Meeting. Effective as of the date of the Annual Meeting, the number of directors will be reduced to eleven.

      The shareholders are being asked to vote on the election of four nominees for director in Class III. The Class III nominees will serve for terms of three years each and until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death. All of the nominees are presently directors. In the absence of contrary instructions, the proxy will be voted for the election of the four nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the election of the remaining nominees and for the election of such other persons as they may select.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

      The following tables and information below set forth the name of each nominee and each director continuing in office, their ages, principal occupations and the year each of them first joined the Board. For information concerning membership on committees of the Board of Directors, see “Corporate Governance — Board Committees” below.

NOMINEES FOR DIRECTOR

CLASS III

Term expiring on the date of the 2007 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Wendy B. Needham	51	Director-at-large	2003
Jean Douville	60	Director	1992
Michael M.E. Johns, M.D.	62	Director	2000
J. Hicks Lanier	63	Director	1995

      Ms. Needham was appointed as a Director of the Company by the Board of Directors on November 17, 2003. She was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003. Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham is a director of Metaldyne Corporation. Ms. Needham was initially recommended to the Compensation, Nominating and Governance Committee by Larry L. Prince, Chairman of the Board and Chief Executive Officer of the Company. The Compensation, Nominating and Governance Committee then evaluated Ms. Needham and recommended her to the Board. The Board then unanimously voted to appoint Ms. Needham as a director.

      Mr. Douville is the Chairman of the Board of Directors of UAP Inc., having been a director since 1981 and Chairman since 1992. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc., a wholly-owned subsidiary of the Company, is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is a director of A.L. Van Houtte Ltd., Banque Nationale du Canada, and Leroux Steel Inc.

      Dr. Johns has served since June 1996 as Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center; and Chairman of Emory Healthcare, Emory University. From 1990 to June 1996, Dr. Johns served as Dean of the School of Medicine, Johns Hopkins University. Dr. Johns is a director of I-Trax Inc.

      Mr. Lanier has served as Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and a director of Oxford Industries, Inc. since 1969. Mr. Lanier served as President of Oxford Industries, Inc. from 1977 to 2003. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company, SunTrust Banks, Inc. and West Point Stevens, Inc.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

CLASS I

Term expiring on the date of the 2005 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Thomas C. Gallagher	56	President, Chief Operating Officer and Director	1990
John D. Johns	52	Director	2002
Lawrence G. Steiner	65	Director	1972

      Mr. Gallagher has been President and Chief Operating Officer of the Company since 1990. Mr. Gallagher is a director of Oxford Industries, Inc. and STI Classic Funds.

      Mr. Johns is Chairman, President and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama. In addition, Mr. Johns is a director of Protective Life and Annuity Insurance Company and Protective Life Insurance Company. Mr. Johns has served as President and Chief Executive Officer of Protective Life since January 2002 and became Chairman as of January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001, and from October 1993 through August 1996 served as Executive Vice President and Chief Financial Officer. Mr. Johns is also a director of Alabama National BanCorporation and John H. Harland Company.

      Mr. Steiner retired in 2003 as Chairman of the Board and Chief Executive Officer of Ameripride Services Inc. Mr. Steiner became Chief Executive Officer of Ameripride Services, Inc. in 2001 and served as President of Ameripride Services Inc. from 1979 through 2000. Mr. Steiner served as Chairman of the Board of Ameripride Services, Inc. from 1992 until 2003. Mr. Steiner continues to serve as a director and consultant for Ameripride Services, Inc. Ameripride Services Inc. is headquartered in Minneapolis, Minnesota, and is engaged in the business of linen and garment rental.

CLASS II

Term expiring on the date of the 2006 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Dr. Mary B. Bullock	59	Director	2002
Richard W. Courts, II	68	Director	1998
Larry L. Prince	65	Chairman of the Board, Chief Executive Officer and Director	1978
James B. Williams	70	Director	1980

      Dr. Bullock is President of Agnes Scott College in Atlanta, a position she has held since 1995.

      Mr. Courts is Chairman of the Board of Directors of Atlantic Investment Company, a position he has held since 1992, following his service as President from 1970 to 1992. Atlantic Investment Company is headquartered in Atlanta, Georgia and is engaged in the business of real estate and capital investments. Mr. Courts is also a director of STI Classic Funds and Cousins Properties, Inc.

      Mr. Prince is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Prince has been Chairman of the Board since 1990 and Chief Executive Officer since 1989. He is also a director of Crawford & Company, Equifax Inc., John H. Harland Co. and SunTrust Banks, Inc.

      Mr. Williams is Chairman of the Executive Committee of SunTrust Banks, Inc., a position he has held since 1998. Mr. Williams was Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc. from 1991 to 1998. Mr. Williams has been a member of the Board of Directors of SunTrust Banks, Inc. since 1984. He served as President of SunTrust Banks, Inc. from 1990 to 1991. Mr. Williams is also a director of

The Coca-Cola Company, Georgia-Pacific Corporation, Rollins, Inc., RPC, Inc. and Marine Products Corporation.

CORPORATE GOVERNANCE

Independent Directors

      The Company’s Common Stock is listed on the New York Stock Exchange (the “NYSE”). The NYSE requires that a majority of the directors be “independent directors,” as defined in the NYSE corporate governance listing standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that a majority of the Company’s directors are independent directors under the NYSE corporate governance listing standards. The Board and each of the Audit and the Compensation, Nominating and Governance Committees are authorized to engage separate counsel and advisors to the extent they deem necessary.

Non-Management Director Meetings and Presiding Independent Director

      Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors will meet separately from the other directors in regularly scheduled executive sessions, at least annually, and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.

      The independent directors serving on the Company’s Board of Directors have appointed J. Hicks Lanier to serve as the Board’s presiding independent director. Mr. Lanier is an “independent director,” as defined by the NYSE.

Director Nominating Process

      Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, recommendations must be received by the Company at least 120 calendar days prior to the date of the Company’s Proxy Statement for the prior year’s Annual Meeting of Shareholders and include all required information. In the case of the 2005 Annual Meeting of Shareholders, this deadline is November 1, 2004. All recommendations will be brought to the attention of the Compensation, Nominating and Governance Committee.

      The Compensation, Nominating and Governance Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.

      The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, shall periodically examine the composition of the Board and determine whether the Board would better serve its purposes with the addition of one or more directors. If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee shall initiate the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Compensation, Nominating and Governance Committee shall consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Compensation, Nominating and Governance Committee, and the Committee shall evaluate the candidates based on the needs of the

Board at that time and the criteria set forth in the Company’s Corporate Governance Guidelines. Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, by Company management or a third party. The Compensation, Nominating and Governance Committee shall then meet to consider the selected candidate(s), and submit the approved candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

Shareholder Communications

      The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board Committee, the Presiding Independent Director, the non-management directors as a group, or other individual directors. Shareholders who wish to communicate with the Board, a Board Committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors of Genuine Parts Company, a Board Committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339. This information is also contained on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors at the next regular Board meeting.

Corporate Governance Guidelines

      The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing standards and various other corporate governance matters. The Company’s Corporate Governance Guidelines are available on the Company’s website at www.genpt.com.

Code of Conduct and Ethics

      The Board of Directors has adopted a Code of Conduct and Ethics and a Code of Conduct and Ethics for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct and Ethics comply with NYSE and SEC requirements.

Annual Performance Evaluations

      The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The annual self-evaluation process for 2004 will occur prior to December 31, 2004.

Board Attendance

      During 2003, the Board of Directors held four meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of Committees of the Board on which they served. All of the Company’s directors are encouraged to attend the Company’s Annual Meeting. All of the Company’s directors were in attendance at the Company’s 2003 Annual Meeting.

Board Committees

      The Board presently has three standing committees. Certain information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2003 is described below:

Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the

Executive Committee are Larry L. Prince (Chairman), Richard W. Courts, II, Thomas C. Gallagher and James B. Williams. During 2003, this committee held five meetings.

Audit Committee. The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention, oversight and compensation of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. The Report of the Audit Committee appears on page 22, and the Charter of the Audit Committee is included as Appendix A to this Proxy Statement. The Audit Committee’s Charter was recently amended by the Board of Directors to grant the Audit Committee broader authority to fulfill its obligations under Securities and Exchange Commission (“SEC”) and NYSE requirements. The current members of the Audit Committee are James B. Williams (Chairman), Michael M.E. Johns, M.D., Robert P. Forrestal, Mary B. Bullock and Lawrence G. Steiner. All members of the Audit Committee are independent of the Company and management, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2003, the Audit Committee held five meetings. Effective as of the date of the Annual Meeting, Mr. Forrestal will retire as a director and will no longer serve on the Audit Committee.

The Board of Directors has determined that both James B. Williams and Robert P. Forrestal, members of the Audit Committee, meet the requirements recently adopted by the SEC for qualification as an “audit committee financial expert.” Mr. Williams served as Chairman and Chief Executive Officer of Suntrust Banks, Inc. from 1991 to 1998 and in such capacity has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience. Mr. Forrestal served as President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1983 to 1995 and in such capacity has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience.

James B. Williams also serves on the audit committees of three other public companies: Rollins, Inc. and two of its affiliated companies, RPC, Inc. and Marine Products Corporation. In compliance with the NYSE listing requirements, the Board has determined that such simultaneous service does not impair Mr. Williams’ ability to effectively serve on the Company’s Audit Committee.

Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee is authorized to review, recommend and approve the compensation of executive officers and other key employees of the Company, to administer the Company’s equity incentive plans, including the 1992 Stock Option and Incentive Plan, the 1999 Long-Term Incentive Plan and the Directors’ Deferred Compensation Plan, and to establish and administer the 1999 Annual Incentive Bonus Plan (and any successor plan) applicable to the executive officers of the Company, and to implement, administer and amend certain other benefit plans of the Company. This Committee also evaluates potential nominees for election to the Board and recommends candidates for consideration by the Board and shareholders. A description of the Committee’s policy regarding director candidates nominated by shareholders appears on page 5. In addition, the Committee is responsible for developing and recommending to the Board a set of corporate governance principles, as well as periodically reevaluating those corporate governance principles. The current members of the Compensation, Nominating and Governance Committee are J. Hicks Lanier (Chairman), John D. Johns, Richard W. Courts, II and James B. Williams. All members of the Compensation, Nominating and Governance

Committee are independent of the Company and management, as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards. During 2003, the Compensation, Nominating and Governance Committee held one meeting. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com.

      Compensation of Directors. During 2003, directors who were not full-time employees of the Company or its subsidiaries were paid $7,500 per fiscal quarter plus $1,100 per meeting attended, except the Chairmen of the Audit Committee and the Compensation, Nominating and Governance Committee who were paid $8,500 per fiscal quarter plus $1,100 per meeting attended.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as of February 20, 2004, as to persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

		Shares
	Name and Address	Beneficially	Percent
Title of Class	of Beneficial Owner	Owned(1)	of Class

Common Stock, $1.00 par value	Dodge & Cox One Sansome St., 35th Floor San Francisco, California 94104	22,916,625 (2)	13.2%

Common Stock, $1.00 par value	Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	10,900,800 (3)	6.3%

(1)	This information is based upon information included in (a) a Schedule 13G/A filed by Dodge & Cox on February 17, 2004, and (b) a Schedule 13G/A filed by Capital Research and Management Company on February 13, 2004.

(2)	Dodge & Cox is a registered investment adviser. The reported shares are beneficially owned by clients of Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(3)	Capital Research and Management Company, a registered investment adviser, is deemed to be the beneficial owner of the reported shares as a result of acting as investment adviser to various registered investment companies. Capital Research and Management Company disclaims beneficial ownership of these shares.

COMMON STOCK OWNERSHIP OF MANAGEMENT

      Based on information provided to the Company, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company by the Company’s directors, the Named Executive Officers (as defined herein) and the directors, nominees for director and executive officers of the Company as a group (16 persons) as of the record date of February 12, 2004:

				Percentage of
	Name of Director, Nominee	Shares of Common Stock		Common Stock
Title of Class	Or Named Executive Officer	Beneficially Owned(1)		Outstanding(2)

Common Stock,	Mary B. Bullock	0		*
$1.00 par value	Richard W. Courts, II	394,978	(3)	*
	Jean Douville	20,034	(4)	*
	Robert P. Forrestal	6,500	(5)	*
	Thomas C. Gallagher	1,716,145	(6)	*
	John D. Johns	3,149	(7)	*
	Michael M. E. Johns, M.D.	8,203	(8)	*
	George W. Kalafut	2,830,444	(9)	1.6%
	J. Hicks Lanier	43,881	(10)	*
	Wendy B. Needham	1,000	(11)	*
	Jerry W. Nix	2,819,698	(12)	1.6%
	Larry L. Prince	1,034,644	(13)	*
	Lawrence G. Steiner	12,720	(14)	*
	Robert J. Susor	86,167	(15)	*
	James B. Williams	45,306	(16)	*
	Directors, Nominees and	5,291,576	(17)	3.0%
	Executive Officers as a Group

*	Less than 1%.

(1)	Information relating to the beneficial ownership of Common Stock by directors, nominees for director and Named Executive Officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC under Section 13(d) of the Securities Exchange Act of 1934. Except as indicated in other footnotes to this table, directors, nominees and Named Executive Officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s, nominee’s or executive officer’s immediate family have a beneficial interest, and as to which such shares the director, nominee or executive officer disclaims beneficial ownership.

(2)	Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or Named Executive Officer does not exceed one percent of the outstanding Common Stock of the Company.

(3)	Includes 3,000 shares subject to stock options exercisable currently or within 60 days. Also includes 1,350 shares held by a Trust for which Mr. Courts is a trustee, 110,000 shares of a charitable foundation of which Mr. Courts is the President, and 276,065 shares held by certain charitable foundations for which Mr. Courts is a trustee and thereby has shared voting and investment power. Mr. Courts disclaims beneficial ownership as to the shares held by such trusts and foundations. Also includes 225 shares owned by Mr. Courts’ wife (as to which shares Mr. Courts disclaims beneficial ownership). Includes 4,338 shares of Common Stock equivalents held in Mr. Court’s stock account under the Directors’ Deferred Compensation Plan.

(4)	Includes 2,209 shares of Common Stock equivalents held in Mr. Douville’s stock account under the Directors’ Deferred Compensation Plan. Also includes 15,575 shares subject to stock options exercisable currently or within 60 days.

(5)	Includes 3,000 shares subject to stock options exercisable currently or within 60 days and 3,500 shares jointly owned by Mr. Forrestal and his wife.

(6)	Includes 429,590 shares subject to stock options exercisable currently or within 60 days and 946 shares owned jointly by Mr. Gallagher and his wife. In addition, Mr. Gallagher is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees. Mr. Gallagher disclaims beneficial ownership as to all such shares held in trust.

(7)	Includes 2,053 shares owned by Mr. Johns’ wife, as to which such shares Mr. Johns disclaims beneficial ownership, and includes 1,096 shares of common stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan.

(8)	Includes 3,000 shares subject to stock options exercisable currently or within 60 days, and 4,400 shares of Common Stock equivalents held in Dr. Johns’ stock account under the Directors’ Deferred Compensation Plan. Also includes 803 shares owned jointly by Dr. Johns and his wife.

(9)	Includes 73,459 shares subject to stock options exercisable currently or within 60 days. In addition, Mr. Kalafut is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees and one of three trustees for 1,619,482 shares held in trust for the Company’s Pension Plan. Including the shares held in such trusts, Mr. Kalafut’s beneficial ownership was 1.6% of the common stock outstanding on February 12, 2004. Mr. Kalafut disclaims beneficial ownership as to all such shares held in both trusts.

(10)	Includes 3,000 shares subject to stock options exercisable currently or within 60 days. Includes 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustee. Also includes 2,250 shares owned by Oxford Industries Foundation, as to which Mr. Lanier has shared voting and investment power (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and thereby has shared voting and investment power for such shares (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier’s siblings for which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustees. Mr. Lanier disclaims beneficial ownership as to these 9,900 shares.

(11)	All 1,000 shares are held jointly by Ms. Needham and her husband.

(12)	Includes 73,358 shares subject to stock options exercisable currently or within 60 days. Mr. Nix is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees and one of three trustees for 1,619,482 shares held in trust for the Company’s Pension Plan. Mr. Nix’s beneficial ownership was 1.6% of the Common Stock outstanding on February 12, 2004. Mr. Nix disclaims beneficial ownership as to all such shares held in both trusts.

(13)	Includes 591,257 shares subject to stock options exercisable currently or within 60 days, and includes 171,125 shares held by a charitable foundation for which Mr. Prince is a trustee and thereby has shared voting and investment power for such shares. Mr. Prince disclaims beneficial ownership as to such shares held in trust.

(14)	Includes 3,000 shares subject to stock options exercisable currently or within 60 days. Also includes 1,313 shares owned by Mr. Steiner’s wife (as to which such shares Mr. Steiner disclaims beneficial ownership) and 2,407 shares held in trust in nominee’s name for the benefit of Mr. Steiner.

(15)	Includes 56,525 shares subject to stock options exercisable currently or within 60 days and 688 shares owned jointly by Mr. Susor and his wife.

(16)	Includes 3,000 shares subject to stock options exercisable currently or within 60 days and 12,307 shares of Common Stock equivalents held in Mr. Williams’ stock account under the Directors’ Deferred Compensation Plan.

(17)	This figure includes 1,319,431 shares issuable to certain executive officers upon the exercise of options that are exercisable currently or within 60 days under the Company’s 1988 Stock Option Plan, the 1992 Stock Option and Incentive Plan, and the 1999 Long-Term Incentive Plan; 1,088,532 shares held in a benefit fund for Company employees; 1,619,482 shares held in trust for the Company’s Pension Plan;

and 24,350 shares held as Common Stock equivalents under the Directors’ Deferred Compensation Plan. The individual totals for Mr. Courts and Mr. Prince each include 171,125 shares held by the John Bulow Campbell Foundation of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The individual totals for Messrs. Gallagher, Kalafut and Nix each include the 1,088,532 shares mentioned above as held in a benefit fund for Company employees of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The individual totals for Messrs. Kalafut and Nix each include the 1,619,482 shares mentioned above as held in trust for the Company’s Pension Plan of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

      The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ending December 31, 2003, 2002 and 2001, of (i) the Chief Executive Officer as of December 31, 2003, and (ii) the other four most highly compensated executive officers of the Company as of December 31, 2003 (for the purposes of this and the following tables and discussion concerning executive compensation, such five executive officers shall be referred to as the “Named Executive Officers”):

Summary Compensation Table

					Long Term
					Compensation
					Awards(1)

	Annual Compensation				Securities
					Underlying	All Other
		Salary	Bonus	Other Annual	Options	Compensation
Name and Principal Position	Year	($)	($)	Compensation($)	(#)	($)(2)

Larry L. Prince	2003	750,000	625,845	24,798	—	2,400
Chairman of the	2002	720,000	819,866	18,137	200,000	2,200
Board, Chief Executive	2001	682,000	375,643	—	—	2,100
Officer and Director

Thomas C. Gallagher	2003	542,000	427,924	13,139	—	2,400
President, Chief Operating	2002	520,000	560,242	33,388	150,000	2,200
Officer and Director	2001	494,000	256,926	—	—	2,100

George W. Kalafut	2003	300,000	233,007	—	—	2,400
Executive Vice President	2002	288,000	305,242	—	40,000	2,200
	2001	276,000	140,769	—	—	2,100

Jerry W. Nix	2003	275,000	162,928	—	—	2,400
Executive Vice President —	2002	260,000	210,222	—	45,000	2,200
Finance, and Chief Financial	2001	234,000	83,868	—	—	2,100
Officer

Robert J. Susor	2003	292,500	127,095	—	—	2,400
Executive Vice President	2002	260,000	136,644	—	35,000	2,200
	2001	250,000	63,696	—	—	2,100

(1)	As of December 31, 2003, Mr. Prince held 99,000 shares of restricted stock valued at $3,286,800 and Mr. Gallagher held 49,500 shares of restricted stock valued at $1,643,400, as long-term compensation awards. (Such value is calculated by multiplying the number of restricted stock shares held by $33.20, which was the closing price of the Company’s Common Stock on December 31, 2003).

(2)	For 2003, 2002 and 2001, amounts of “All Other Compensation” reflect Company matching contributions pursuant to the Genuine Partnership Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”)).

Aggregated Option Exercises in Fiscal Year 2003

and Fiscal Year-End Option Values

      The following table sets forth information with respect to options exercised by the Named Executive Officers during 2003 and the value of unexercised options to purchase the Company’s Common Stock held by the Named Executive Officers as of December 31, 2003:

			Number of Securities		Value of Unexercised
			Underlying Options		In-the-Money Options
		Value	at Fiscal Year-End(#)		at Fiscal Year-End($)(2)
	Shares Acquired	Realized
Name	on Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Larry L. Prince	94,200	916,970	588,175	151,825	2,256,183	157,380
Thomas C. Gallagher	71,850	660,643	426,508	118,492	1,606,224	121,213
George W. Kalafut	26,000	264,506	69,113	46,587	219,340	88,964
Jerry W. Nix	4,000	41,613	70,243	55,757	321,478	185,886
Robert J. Susor	2,900	29,561	55,610	49,090	187,404	178,652

(1)	The Value Realized represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Represents the fair market value as of December 31, 2003 ($33.20 per share closing stock price) of the option shares less the exercise price of the options.

Equity Compensation Plan Information

      The following table gives information as of December 31, 2003 about the common stock that may be issued under all of the Company’s existing equity compensation plans.

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to be	Weighted Average	Future Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in Column(a))

Equity Compensation Plans
Approved by Stockholders:	2,319,901 (2)	$30.94	–0–
	4,606,438 (3)	$29.41	4,036,500 (5)
Equity Compensation Plans
Not Approved by Stockholders:	24,350 (4)	n/a	966,230

Total	6,950,689	—	5,002,730

(1)	This table does not include information for the EIS, Inc. 1993 Equity Incentive Plan assumed by the Company in connection with the acquisition of EIS, Inc. in 1998. As of December 31, 2003, a total of 38,571 shares of the Company’s common stock were issuable upon exercise of outstanding options under that assumed plan. The weighted average exercise price of those outstanding options is $18.47 per share. No additional options may be granted under the EIS, Inc. 1993 Equity Incentive Plan.

(2)	Genuine Parts Company 1992 Stock Option and Incentive Plan, as amended

(3)	Genuine Parts Company 1999 Long-Term Incentive Plan, as amended

(4)	Genuine Parts Company Director’s Deferred Compensation Plan, as amended

(5)	Includes up to 900,000 shares that may be granted as awards of restricted stock or unrestricted stock.

Pension Plan Table

      The following table illustrates the combined (total) benefits payable annually under the Company’s Pension Plan and the Supplemental Retirement Plan to a participant with certain years of credited service and with certain final average earnings, assuming (i) retirement at age 65, (ii) the estimated maximum Social Security benefit payable to a participant retiring on December 31, 2003, and (iii) the benefit is paid as a single life annuity.

Years of Credited Service

Final Average
Annual
Earnings	15	20	25	30	35	40	45

400,000	150,040	160,040	170,040	180,040	190,040	200,040	210,040
450,000	170,040	181,290	192,540	203,790	215,040	226,290	237,540
500,000	190,040	202,540	215,040	227,540	240,040	252,540	265,040
600,000	230,040	245,040	260,040	275,040	290,040	305,040	320,040
700,000	270,040	287,540	305,040	322,540	340,040	357,540	375,040
800,000	310,040	330,040	350,040	370,040	390,040	410,040	430,040
900,000	350,040	372,540	395,040	417,540	440,040	462,540	485,040
1,000,000	390,040	415,040	440,040	465,040	490,040	515,040	540,040
1,100,000	430,040	457,540	485,040	512,540	540,040	567,540	595,040
1,200,000	470,040	500,040	530,040	560,040	590,040	620,040	650,040
1,300,000	510,040	542,540	575,040	607,540	640,040	672,540	705,040
1,400,000	550,040	585,040	620,040	655,040	690,040	725,040	760,040
1,500,000	590,040	627,540	665,040	702,540	740,040	777,540	815,040
1,600,000	630,040	670,040	710,040	750,040	790,040	830,040	870,040
1,700,000	670,040	712,540	755,040	797,540	840,040	882,540	925,040

      The Pension Plan Table above covers retirement benefits payable to the Named Executive Officers pursuant to (i) a noncontributory tax qualified pension plan (the “Pension Plan”) providing monthly benefits upon retirement to eligible employees (employees become eligible to participate in the Pension Plan after attaining age 21 and completing twelve months of service and 1,000 hours of service during such twelve months) and (ii) a “Supplemental Retirement Plan” maintained solely for the purpose of providing retirement benefits for key employees in excess of the limitations on Pension Plan benefits imposed by the Code.

      Each year the Company contributes an amount to the Pension Plan that is actuarially determined. Retirement benefits are based on a participant’s years of service and average monthly pay during the participant’s five highest paid years out of the participant’s last ten years of service prior to termination of employment, and benefits may be reduced by 50% of the participant’s Social Security benefits. Normal retirement age is 65; early retirement can be taken at age 55 with 15 years of credited service.

      The Code limits the amount of the annual benefits that may be payable under the Pension Plan. For 2003, this limit was $160,000 per year. Such amounts payable under the Pension Plan would be reduced by any other benefit payable to a participant under any collectively bargained pension or pension plan to which the Company has contributed.

      The Supplemental Retirement Plan is nonqualified, noncontributory and unfunded, and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act of 1974. Only persons whose annual, regular earnings are expected to be equal to or greater than the compensation limitation of Code Section 401(a)(17) ($200,000 in 2003) or such other dollar limitations as may be imposed by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors may participate in the Supplemental Retirement Plan. The Compensation, Nominating and Governance Committee reserves the right, however, to exclude an otherwise eligible employee from participating in the Supplemental Retirement Plan. All of the Named Executive Officers are

participants in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides that each participant will receive for the remainder of his or her life an additional payment equal to the difference between (i) the amount the executive received under the Pension Plan and (ii) the full retirement income which the executive would have been entitled to receive under the Pension Plan had such Pension Plan income not been limited by the Code.

      For the Named Executive Officers, the sum of the amounts shown in the columns of the Summary Compensation Table labeled “Salary” and “Bonus” approximates the compensation used to calculate combined (total) retirement benefits under the Pension Plan and the Supplemental Retirement Plan. The Named Executive Officers have the following number of years of credited service to the Company for purposes of calculating retirement benefits: Larry L. Prince — 45 years; Thomas C. Gallagher — 33 years; George W. Kalafut — 20 years; Jerry W. Nix — 25 years; and Robert J. Susor — 35 years.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Overview

      The Compensation, Nominating and Governance Committee of the Company’s Board of Directors (the “Committee”) is composed entirely of individuals who are independent outside directors. The Committee is responsible, among other things, for making decisions with respect to the Company’s executive compensation policies. In addition, pursuant to authority granted by the Board of Directors, the Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company’s shareholders while providing appropriate incentives to its executive officers.

Policy Relative to Code Section 162(m)

      Code Section 162(m) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Code Section 162(m). Compensation payable under the Company’s annual bonus program for its executive officers, which was approved by the Company’s shareholders at the 1999 Annual Meeting of shareholders and is again being submitted for shareholder approval at the Annual Meeting under Proposal 2 in this Proxy Statement, is designed to qualify as “performance-based” and therefore to be fully deductible by the Company. In addition, the 1999 Long-Term Incentive Plan permits the grant of stock options and stock appreciation rights that are fully deductible under Code Section 162(m). It is the Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

Elements of Executive Compensation

      The Company’s executive officers receive compensation comprised of base salaries, annual incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock, and various benefits, including medical and pension plans.

Base Salary

      The Committee sets base salaries for the Company’s executive officers at levels generally below what it believes to be competitive salary levels in order to maintain an emphasis on incentive compensation. The Committee sets the base salary of the Chief Executive Officer based on (i) the Chief Executive Officer’s base salary in the prior year; (ii) increases in the cost of living; (iii) increased responsibilities; (iv) the levels of Chief Executive Officer compensation granted by the other companies that are included in the Peer Index (as defined on page 18 of this Proxy Statement); (v) the past performance (including the achievement in the prior fiscal year of certain goals, as described below) and (vi) specific skills of the Chief Executive Officer as they relate to the needs of the Company. The Committee’s review of the foregoing factors is subjective, and the Committee assigns no fixed value or weight to any of the factors when making its decisions regarding base salary. The Committee and the Chief Executive Officer set the base salary of every other executive officer of the Company based upon the same criteria relative to the position held.

Annual Bonuses

      In order to maximize the interests of the Company’s shareholders and its management, the Committee makes extensive use of annual bonuses based on the performance factors set forth below as a part of each executive’s compensation. Pursuant to the Company’s Annual Incentive Bonus Plan (the “Annual Incentive Plan”), the Committee sets annual bonuses such that an executive officer’s annual bonus, assuming the Company achieves certain targets or goals, is approximately 54% of total annual compensation. However, if the Company’s performance fluctuates markedly from the targets established by the Company, the executive officer may receive no bonus, or may receive an annual bonus that constitutes as much as 65% of total annual compensation, depending upon the extent and direction of such fluctuations.

      Each fiscal year, including 2003, the Committee sets the level of annual bonuses to be awarded to the Chief Executive Officer and other executive officers under the Annual Incentive Plan, based upon goals set by the Company. The goals set by the Company for projected pre-tax profit (the “Profit Goals”) receive the most emphasis in calculating annual bonuses by the Committee since these goals most forcefully tie the interests of the Company’s shareholders and its executive officers together. If the Company meets a specified Profit Goal, the Company’s executive officers are eligible to receive additional bonuses if the Company also attains certain (i) sales targets (the “Sales Goals”) and (ii) return on average investment or assets targets (the “Average Investment Goals”).

      The Company’s goals are determined by aggregating all of the Profit, Sales and Average Investment Goals established at the lower levels of the Company and its subsidiaries (the “base goals”). Each base goal is set based upon (i) the prior year’s performance by a particular store, branch or distribution center, (ii) the overall economic outlook of the region served by the particular store, branch or distribution center setting the base goal, and (iii) specific market opportunities. The formulation of the base goals is influenced to a degree by the Company’s management which often attempts to set the tone and emphasis of base goals based on its interpretations of the above factors.

      Once the base goals have been compiled into the Company’s goals, the Committee reviews and ratifies their content, then sets the annual bonus schedule for the Company’s Named Executive Officers based upon the Company’s goals. The annual bonuses for certain other executive officers of the Company are based on the aggregate base goals for the division or divisions of the Company for which they are responsible.

      For fiscal year 2003, Larry L. Prince, the Company’s Chief Executive Officer, earned a bonus equal to 45% of his total annual compensation. The annual bonus awarded in connection with the Profit Goal, Sales Goal and Average Investment Goal constituted 90%, 6% and 4%, respectively, of Mr. Prince’s 2003 bonus.

      Pursuant to Proposal 2, the Company is seeking shareholder approval for the 2004 Annual Incentive Bonus Plan. The 2004 Annual Incentive Bonus Plan is virtually identical to the 1999 Annual Incentive Bonus Plan, and is being submitted to shareholders to preserve the 162(m) deduction for bonuses paid to the Named Executive Officers.

Stock Options and Restricted Stock

      Although the Committee generally believes that stock option grants are an effective way for the Company to align the interests of the Company’s executives with its shareholders, the Committee did not provide long-term compensation to the Company’s executive officers in the form of stock options during fiscal year 2003.

      The Company entered into restricted stock agreements in 1999 with Mr. Prince and Thomas C. Gallagher, which commit the Company to make grants of restricted stock awards (up to a certain maximum number of shares) based upon (i) increases in the Company’s Common Stock price to certain levels specified in the agreements (the “Stock Price Goals”) and (ii) the Company’s achievement of certain earnings per share targets for each year from 1999 to 2003 as set forth in the agreements (the “Earnings Goals”). In determining whether to enter into a restricted stock agreement with a particular executive officer, the Committee considered (i) the recipient’s level of responsibility, (ii) the recipient’s specific function within the Company’s overall organization, and (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient’s position(s). The Committee’s review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions. Such agreements committed the Company to make awards of up to a maximum of 150,000 shares of restricted stock to Mr. Prince and awards of up to a maximum of 75,000 shares to Mr. Gallagher. No awards were made under the agreements in 2003 because the Company did not meet the Stock Price Goal or the Earnings Goal for 2003.

      Beginning on January 1, 2003, the Company began prospectively accounting for all subsequent stock compensation awards, including stock options and restricted stock awards in accordance with SFAS No. 123, and the Company will report the fair value of an award as a compensation expense as of the date of grant.

Members of the Compensation, Nominating and
Governance Committee in 2003:

J. Hicks Lanier (Chairman)
Richard W. Courts, II
John D. Johns
James B. Williams

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

      The following non-employee directors served on the Compensation, Nominating and Governance Committee during 2003: Richard W. Courts, II, John D. Johns, J. Hicks Lanier and James B. Williams. Mr. Lanier is Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc., one of whose directors is the Company’s President and Chief Operating Officer, Thomas C. Gallagher.

CHANGE OF CONTROL AND

EMPLOYMENT TERMINATION ARRANGEMENTS

      The Company has entered into severance agreements (“Severance Agreements”) with its Named Executive Officers. Each Severance Agreement provides that following a change in the control of the Company (as defined in the agreements), if the executive officer’s employment with the Company terminates, voluntarily or involuntarily, for any reason or for no reason, within two years after the change of control (but prior to the executive officer’s reaching age 65), the executive officer will be entitled to receive the following severance payment:

(1) If the executive officer is younger than age 62 at the time of termination of his employment, the executive officer shall receive an amount equal to one dollar less than a sum equal to three times his average annual compensation for the five full taxable years ending before the date of the change of control (the “Base Severance Amount”), or

(2) If the officer is age 62 or older at the time of termination of his employment, he shall receive an amount computed by dividing the Base Severance Amount by 36, and multiplying the result of that division by the number of whole months between the date of termination of employment and the date the executive officer would reach age 65.

      In addition, if an executive officer incurs a federal excise tax with respect to any part or all of the amounts received pursuant to his Severance Agreement, the Company is required to pay the executive officer a sum equal to such excise tax so incurred by the executive officer plus all excise taxes and federal, state and local income taxes incurred by the executive officer with respect to receipt of this additional payment. Furthermore, the Company has agreed to pay all legal fees and expenses incurred by an executive officer in the pursuit of the rights and benefits provided by his Severance Agreement.

      These Severance Agreements will remain in effect as long as each executive officer remains employed by the Company.

      The Company’s Supplemental Retirement Plan provides that in the event of a “change of control” of the Company (as defined therein) (i) any participant whose employment is terminated for any reason during the five year period following the change of control, and who prior to such termination of employment had attained age 55 and completed 15 or more years of credited service for vesting purposes, shall be entitled to receive a lump sum payment equal to the actuarially determined value of the supplemental retirement income accrued by the participant as of the date of his or her termination and (ii) any participant who has previously terminated employment and either was receiving supplemental retirement income under the Supplemental Retirement Plan at the time of the change of control or is entitled to receive such benefits in the future shall receive a lump sum payment equal to the actuarially determined value of his or her unpaid supplemental retirement income. For purposes of these provisions, the Supplemental Retirement Plan states that actuarial equivalents shall be determined using the mortality and interest rate assumption set forth in the Pension Plan.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return (“shareholder return”) on the Company’s Common Stock against the shareholder return of the S&P’s 500 Stock Index and a Peer Group Composite Index (structured by the Company as set forth below) for the five year period commencing December 31, 1998 and ended December 31, 2003.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Genuine Parts Company, S&P 500 Index & Peer Group Composite Index

Shareholder’s Return ($) at Fiscal Year End

	1998	1999	2000	2001	2002	2003

Genuine Parts Company	100.00	76.87	85.38	124.14	107.77	120.58
S&P 500	100.00	121.04	110.02	98.04	75.27	96.87
Peer Index	100.00	103.27	93.64	111.71	97.49	132.69

      Assumes $100 invested on December 31, 1998 in Genuine Parts Company Common Stock, S&P’s 500 Stock Index (the Company is a member of the S&P 500 and its individual shareholder return went into calculating the S&P 500 results set forth in this performance graph), and a Peer Group Composite Index constructed by the Company as set forth below, and assuming reinvestment of all dividends.

      In constructing the Peer Group Composite Index (“Peer Index”) for use in the performance graph above, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each such company’s stock market capitalization at December 31, 1998 and including reinvestment of dividends) that compete with the Company in three industry segments: automotive parts, industrial parts and office products (each group of companies included in the Peer Index as competing with the Company in a separate industry segment are hereinafter referred to as a “Peer Group”). Included in the automotive parts Peer Group are those companies making up the Dow Jones Auto Parts and Equipment Index (the Company is a member of such industry group and its individual shareholder return was included when calculating the Peer Index results set forth in this performance graph). Included in the industrial parts Peer Group are Applied Industrial Technologies, Inc. and Kaman Corporation, and included in the office products Peer Group is United Stationers Inc. The Peer Index for 2003 does not breakout a separate electrical/electronic peer due to that fact that there is currently no true market comparative. The electrical/electronic component of sales is redistributed to the Company’s other segments on a pro rata basis to calculate the final Peer Index.

      In determining the Peer Index, each Peer Group for each industry segment was weighted to reflect the Company’s annual net sales in each industry segment. Each industry segment of the Company comprised the following percentages of the Company’s net sales for the fiscal years shown:

Industry Segment	1999	2000	2001	2002	2003

Automotive Parts	51.18%	49.56%	51.51%	52.27%	52.76%
Industrial Parts	27.01%	27.89%	27.07%	27.08%	26.56%
Office Products	15.26%	15.91%	16.72%	16.84%	17.17%
Electrical/Electronic Materials	6.55%	6.64%	4.70%	3.81%	3.51%

PROPOSAL 2.

APPROVAL OF 2004 ANNUAL INCENTIVE BONUS PLAN

      On February 16, 2004, the Board of Directors adopted, subject to shareholder approval at the Annual Meeting, the Genuine Parts Company 2004 Annual Incentive Bonus Plan (the “Bonus Plan”), as a replacement for the existing Genuine Parts Company Annual Incentive Bonus Plan (the “Predecessor Plan”), which expired on December 31, 2003. The Board of Directors directed that the Bonus Plan be submitted to the shareholders at the Annual Meeting. If the Bonus Plan is approved by the shareholders at the Annual Meeting, it will become effective as of January 1, 2004. The Predecessor Plan was terminated as of December 31, 2003. If the Bonus Plan is not approved by the shareholders at the Annual Meeting, no payments will be made under the Bonus Plan.

      The Bonus Plan provides for the payment of annual monetary awards to each participant equal to a percentage of such participant’s base salary based upon the achievement by the Company of certain “Performance Goals” as discussed below. The Bonus Plan is intended to preserve the Company’s federal income tax deduction for annual bonus payments under the Bonus Plan to “covered employees” (as defined below) during the years 2004 to 2008 by meeting the requirements for performance-based compensation under Section 162(m) of the Code. The Bonus Plan will be effective as of January 1, 2004 and has a term of five (5) years, subject to earlier termination by the Board of Directors. The following is a summary of the Bonus Plan. The summary is qualified in its entirety by reference to the full text of the Bonus Plan, a copy of which is filed as Appendix B to this Proxy Statement.

      Eligibility. Participation in the Bonus Plan is limited to the executive officers of the Company and any other employee(s) of the Company or its subsidiaries which the Compensation, Nominating and Governance Committee (the “Committee”), at the time it sets Performance Goals for a particular year, reasonably believes may be deemed to be a “covered employee” for such year under Code Section 162(m), as the same may be amended from time to time. Under Code Section 162(m), a covered employee currently is defined as any individual who, on the last day of the taxable year, is (i) the chief executive officer of the Company or acting in that capacity, or (ii) one of the four highest compensated officers of the Company (other than the chief executive officer) determined pursuant to the executive compensation rules under the Securities Exchange Act of 1934. During 2003, the covered employees would have been the five Named Executive Officers.

      Performance Goals. Each participant in the Bonus Plan shall be eligible to receive bonuses in connection with a particular fiscal year during the term of the Bonus Plan if the Company (or, for certain executive officers, one or more subsidiaries or divisions of the Company) meets or exceeds certain performance goals (“Performance Goals”) set every year by the Committee. Not later than ninety (90) days after the commencement of any fiscal year during the term of the Bonus Plan (or such other date as may be permitted or required by the Code), the Committee will set in writing Performance Goals based upon (a) the achievement by the Company (or one or more subsidiaries or divisions of the Company) of a specified target return, or target growth in return, on equity or assets, (b) the Company’s stock price, (c) the achievement by the Company (or one or more subsidiaries or divisions of the Company) of a specified target, or target growth in, revenues, net income (which may be on a pre-tax or after-tax basis) or earnings per share, (d) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, sales, inventory management, customer satisfaction, meeting budgets and/or retention of employees, or (e) any combination of the goals set forth in (a) through (d) above. At the time the Committee sets the Performance Goals for a particular fiscal year, it also sets in writing the percentages of each participant’s salary which will be awarded to such participant if the Company (or one or more subsidiaries or divisions of the Company, as applicable) achieves the various Performance Goals. The Committee may adjust any Performance Goals during or after a particular fiscal year to mitigate the unbudgeted impact of unusual or non-recurring gains and losses, accounting changes, acquisitions, divestitures or “extraordinary items” within the meaning of generally accepted accounting principles and that were not foreseen at the time such Performance Goals were established.

      Limitation of Benefits. In no event shall any participant receive bonus payments under the Bonus Plan in connection with any one fiscal year which exceed $2,000,000.

      Plan Administration. The Bonus Plan will be administered by the Committee. The Committee is empowered to set the Performance Goals in connection with each fiscal year during the term of the Bonus Plan. The Committee may amend the Bonus Plan at any time, provided that no such amendment may, without the approval of the shareholders of the Company, change the material terms of a Performance Goal or effect such other change that would cause the loss of any tax deduction to the Company under Code Section 162(m) absent shareholder approval. Payments under the Bonus Plan will be made promptly after the Committee certifies in writing that the relevant Performance Goals and other terms of the Bonus Plan were satisfied in connection with such payments. Notwithstanding the above, the Committee may, in its discretion, reduce the amount of compensation otherwise payable to participants under the Bonus Plan.

      Benefits to Executive Officers. Only executive officers of the Company are currently eligible to participate in the Bonus Plan. It is not currently possible to determine with respect to the Named Executive Officers or the executive officers as a group the benefits or amounts that will be received by such persons under the Bonus Plan. The Bonus Plan is based on the annual bonus program described in the “Compensation, Nominating and Governance Committee Report on Executive Compensation.” For 2003, each of the Named Executive Officers received the amounts specified in the “Bonus” column of the Summary Compensation Table contained in this Proxy Statement pursuant to the Predecessor Plan, and the executive officers of the Company as a group received an aggregate of $1,695,421 pursuant to the Predecessor Plan.

      Federal Income Tax Consequences. It is the intent of the Company that payments under the Bonus Plan, if approved by the shareholders, will not count toward the $1,000,000 annual deduction limit under Code Section 162(m).

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE BONUS PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

PROPOSAL 3.

RATIFICATION OF SELECTION OF AUDITORS

      The Audit Committee of the Board of Directors has selected Ernst & Young LLP as auditors for the Company for the current fiscal year ending December 31, 2004. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide audit services and federal, state and international tax return preparation, advisory and related services to the Company during 2004.

      Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 2003, and representatives of that firm of independent accountants are expected to be present at the Annual Meeting of Shareholders. Ernst & Young LLP will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements for the fiscal years ended December 31, 2002 and December 31, 2003 and for the reviews of the Company’s financial statements included in the Company’s Forms 10-Q filed during fiscal years 2002 and 2003 were approximately $1.7 million and $1.8 million, respectively.

Audit Related Fees

      The aggregate fees billed by Ernst & Young LLP in the fiscal years ended December 31, 2002 and December 31, 2003 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $75,000 and $469,000, respectively. These services primarily related to the Company’s benefit plans, audit consultations and internal controls matters.

Tax Fees

      The aggregate fees billed by Ernst & Young LLP in the fiscal years ended December 31, 2002 and December 31, 2003 for professional services rendered for tax compliance, tax advice and tax planning for the Company were $1.8 million ($1.6 million for tax compliance and $.2 million for tax planning) and $2.2 million ($1.8 million for tax compliance and $.4 million for tax planning), respectively.

All Other Fees

      No fees were billed by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2002 and December 31, 2003, other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy

      Under the Audit Committee’s Charter and Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. The approval of non-audit services may be performed by the Chairman of the Committee and reported to the full Audit Committee at its next meeting, but may not be performed by the Company’s management. The term of any pre-approval is twelve months, unless the Audit Committee specifically provides for a different period.

      The Audit Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. In addition to the annual audit work, the independent auditors may perform certain other audit related or non-audit services that are pre-approved by the Audit Committee and are not prohibited by regulatory or other professional requirements. Engagements for the annual audit and recurring tax return preparation engagements shall be reviewed and approved annually by the Audit Committee based on the agreed upon engagement terms, conditions and fees. The nature and dollar value of services provided under these engagements shall be reviewed by the Audit Committee to approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure, exchange rates or other items, if any.

      In the event audit-related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require specific pre-approval by the Audit Committee or by the Chairman of the Audit Committee. Any proposed engagement must be approved in advance by the Audit Committee or by the Chairman of the Audit Committee applying the principles set forth in the Pre-Approval Policy, prior to the commencement of the engagement. In determining the approval of services by the independent auditors, the Audit Committee evaluates each service to determine whether the performance of such service would: (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing his or her own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company. In no event are monetary limits the only basis for the pre-approval of services.

      All of the services described above under the captions “Audit Fees”, “Audit Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

Audit Committee Review

      The Company’s Audit Committee has reviewed the services rendered by Ernst & Young LLP during the fiscal year ended December 31, 2003. The Audit Committee has determined that the services rendered that were not directly related to the audit of the Company’s financial statements are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors is composed of five directors who are independent directors as defined under the NYSE corporate governance listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, that is included as Appendix A to this Proxy Statement.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, including a discussion of the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibilities of non-audit services with the auditors’ independence.

      The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with or without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2003, for filing with the Securities and Exchange Commission. The Audit Committee has also approved the selection of the Company’s independent auditors for the fiscal year ending December 31, 2004.

Members of the Audit Committee in 2003

James B. Williams (Chairman)
Mary B. Bullock
Robert P. Forrestal
Michael M.E. Johns, M.D.
Lawrence G. Steiner

PROPOSAL 4.

SHAREHOLDER PROPOSAL REGARDING POISON PILL

      John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, on behalf of Nick Rossi, owner of 1,000 shares of common stock, has given notice that he intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

Shareholder Voting Rights on a Poison Pill

      RESOLVED: That the shareholders of our company request that our Board of Directors seek shareholder approval at the earliest subsequent shareholder election, for the adoption, maintenance or extension of any current or future poison pill. Once adopted, removal of this proposal or any dilution of this proposal, would consistently be submitted to shareholder vote at the earliest subsequent shareholder election.

      We as shareholders voted in support of this topic:

Year	Rate of Support

2003	49%

      This percentage is based on yes and no votes cast. I believe this level of shareholder support is impressive because the 49% support followed our Directors’ objection to the proposal and insiders hold 3% of our stock. I believe that there is a greater tendency for shareholders, who more closely follow our company’s corporate governance, to vote in favor of this proposal topic.

      Shareholder voices have been heard, but not a satisfactory response from our Directors. This topic also won an overall 60% yes-vote at 79 companies in 2003. Source: IRRC (Investor Responsibility Research Center) Corporate Governance Bulletin, June — Sept. 2003.

      Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

The Potential of a Tender Offer Can Motivate Our Directors

      Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

      Wall Street Journal, Feb. 24, 2003

Diluted Stock

      “There are often reasons that hostile takeovers should fail. But anti-democratic schemes designed to flood the market with diluted stock are not one of them.”

      Source: The Motley Fool

Akin to a Dictator

      “That’s akin to the agreement of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you’.”

      Source: T. J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

      “That’s the key negative of poison pills — instead of protecting investors, they can also preserve the interests of management deadwood as well.”

      Source: Morningstar.com

Council of Institutional Investors Recommendation

      The Council of Institutional Investors, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills. Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Voting Right on a Poison Pill

Yes on 4

Company Statement in Opposition to Proposal

      This is the second consecutive year that Mr. Chevedden (on behalf of Nick Rossi) has submitted a proposal relating to the Company’s Shareholder Protection Rights Agreement (“Rights Agreement”). Last year, the proposal was defeated by the shareholders. The Board of Directors again unanimously recommends a vote AGAINST the adoption of this proposal for the following reasons:

      The Company’s current Rights Agreement, or poison pill, was adopted in order to protect the Company’s shareholders against unwelcome takeover attempts. The Rights Agreement does not prevent offers to acquire the Company at a fair price. Instead, it is designed to encourage any potential acquirer to negotiate directly with the Board of Directors, which is in the best position to evaluate the adequacy and fairness of proposed offers and to negotiate on behalf of shareholders. It allows the Board to protect shareholders against abusive tactics during a takeover process, such as partial or two-tiered tender offers that do not treat all shareholders fairly. For these reasons, a majority of the companies in the S&P Index have shareholder rights plans similar to the Company’s Rights Agreement. Redeeming the Rights Agreement would remove an important tool of the Board and an important protection of the Company’s shareholders.

      The Company’s Board is comprised of a majority of directors who are independent of the Company. In responding to an acquisition proposal, each Director, as well as the Board as a whole, recognizes its obligation to fulfill its fiduciary duties to the Company and its shareholders. If an acquisition proposal is fair and in the best interests of the Company’s shareholders, your Board of Directors will approve the proposal. The Rights Agreement gives the Board of Directors the time and flexibility to fully evaluate an acquisition proposal and provides the Board with leverage to negotiate better terms for the Company’s shareholders. The Board of Directors can rescind the Rights Agreement at any time, allowing an acquisition to move forward. Any decision concerning the exercise or the redemption of the Rights Agreement should be made in the context of a specific acquisition proposal.

      Georgeson & Company Inc., a nationally recognized investor relations and proxy solicitation firm, published a study in November 1997 that analyzed takeover data from 1992-1996 and concluded that premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid for target companies that did not have rights plans. Georgeson estimated that rights plans had contributed an additional $13 billion in shareholder value during the time period in question, and that the shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums. An article in Business Week magazine confirms the evidence of increased shareholder returns: “Unlike in the ’80s, when such measures were often used to protect entrenched management, today’s pills are more geared to prompting unwanted bidders to increase their offers. Bankers now point to a wealth of evidence that they ultimately pay off for investors. J.P. Morgan Securities’ research shows that since 1997, U.S. companies worth more than $1 billion with pills in place received a median premium of 35.9%, vs. 31.9% for companies without. ‘Your typical investor can point to more situations where boards used pills to get higher bids than to boards that used pills to forestall [deals] altogether,’ says Patrick McGurn, vice-president and director of corporate programs at Institutional Shareholder Services.” Business Week, It Sure is Getting Hostile, January 14, 2002.

      In addition to the reasons stated above for maintaining the Company’s Rights Agreement, your Board of Directors is concerned about the language of the proposal as presented by the proponent. While the Company’s Rights Agreement was carefully drafted to meet the specific needs of the Company, this proposal is almost identical to proposals sent by the proponent and his associates to over 30 other companies. As required by applicable SEC rules, the Company has included this proposal in this proxy statement exactly as prepared by the proponent, subject to certain revisions required by the SEC. However, the Board of Directors believes that the proposal is vaguely worded, and therefore is concerned that any attempt to implement the proposal could fail to meet the expectations of both the proponent and other supporting shareholders. For instance, although the proponent claims that the proposal leaves the Board some flexibility, the language of the proposal itself implies that shareholder approval would be mandatory. In addition, certain key terms of the proposal are so ambiguous as to make implementation of the intent of the proposal very difficult.

      FOR ALL OF THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

PROPOSAL 5.

SHAREHOLDER PROPOSAL REGARDING RESTRICTED SHARE PROGRAMS IN LIEU OF STOCK OPTIONS IN EXECUTIVE COMPENSATION

      The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue N.W., Washington D.C. 20001, beneficial owner of approximately 2,900 shares of common stock, has given notice that it intends to present for action at the annual meeting the following resolution and has furnished the following statement in support of the proposal:

Performance and Time-Based Restricted Shares Proposal

      Resolved, that the shareholders of Genuine Parts Company (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1) Operational Performance Measures — The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting — A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

(3) Dividend Limitation — No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4) Share Retention — In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

      The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

      Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

      We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

      Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

      We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

Company Statement in Opposition to Proposal

      The Company strongly supports the idea of performance-based compensation as a critical component of executive compensation. Stock options having an exercise price equal to the fair market value of the stock on the date of grant are inherently performance-based because the holder of the stock options receives no benefit unless the Company’s stock price rises after the date of the stock option grant. Stock options reward employees for the long-term growth of the Company. They are an important component of the Company’s executive compensation structure because they directly link the interests of employees with those of the Company’s shareholders. Moreover, as of January 1, 2003, the Company elected to expense its stock option grants for accounting purposes, so that shareholders will better understand the cost of the stock option grants.

      The Compensation, Nominating and Governance Committee is responsible for ensuring that the Company’s executive compensation program provides reasonable and appropriate compensation to all senior executives in a manner that is competitive in the marketplace in which the Company competes for talented executives. We believe that eliminating stock options as an available incentive, as required by this shareholder proposal, would place the Company at a competitive disadvantage in recruiting and retaining executives. The Compensation, Nominating and Governance Committee regularly monitors changes in market pay practices to ensure that its pay plans are in line with competitive market practices.

      The Company has a balanced long-term incentive plan to provide performance-based compensation. Therefore, adoption of a new performance-based plan is unnecessary.

      As part of its existing compensation program, the Company already uses in certain circumstances a performance-based restricted stock plan that is similar in important respects to what is proposed by the shareholder. For example, since 1994, under a plan for Messrs. Prince and Gallagher, restricted stock grants have been conditioned on the satisfaction of performance goals, and once granted, the restricted stock has a ten-year vesting term, as opposed to the minimum three-year vesting period proposed by the shareholder. The performance criteria and benchmarks on which the grant of the restricted stock was conditioned have been disclosed to the Company’s shareholders. We also believe that other aspects of the shareholder proposal are inconsistent with competitive practices and are not realistic in any event. For example, at a minimum, most retention policies apply only to restricted shares net of those required to pay applicable withholding income taxes.

      We believe that the Company currently has an appropriate mix of long-term incentive programs to attract, retain, and motivate executives to achieve the Company’s long-term objectives. Stock options, which more directly tie compensation to stock price performance, are an important part of the Company’s overall compensation program and should be retained. The shareholder proposal is unnecessary and is not in the best interests of the Company, its shareholders and employees.

      FOR ALL OF THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company the copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

SOLICITATION OF PROXIES

      The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses, and officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation will be by mail, telephone, Internet, or personal contact.

OTHER MATTERS

      Management does not know of any matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

      Whether or not you expect to be present at the meeting in person, please vote, sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. Or, if you prefer, you can vote by telephone or Internet voting by following the instructions on the perforated page that is attached to the proxy card.

Shareholder Proposals

      Proposals of shareholders of the Company intended to be presented for consideration at the 2005 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 1, 2004, in order to be included in the Company’s proxy statement and form of proxy relating to the 2005 Annual Meeting of Shareholders. In addition, with respect to any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2005 Annual Meeting of Shareholders, but is instead sought to be presented directly to the shareholders at the 2005 Annual Meeting, management will be able to vote proxies in its discretion if either (i) the Company does not receive notice of the proposal before the close of business on January 17, 2005, or (ii) the Company receives notice of the proposal before the close of business on January 17, 2005 and advises shareholders in the proxy statement for the 2005 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, unless the shareholder notifies the Company by January 17, 2005 that it intends to deliver a proxy statement with respect to such proposal and thereafter takes the necessary steps to do so.

Appendix A

GENUINE PARTS COMPANY

AUDIT COMMITTEE

FEBRUARY 2004 CHARTER

Purposes

      The primary purpose of the Audit Committee is to oversee Genuine Parts Company’s (the “Company”) financial reporting process on behalf of the Board of Directors (the “Board”) and report the results of their activities to the Board. Under a delegation of authority from the Board, the Audit Committee (the “Committee”) of the Company shall be responsible for the following:

      A. Assisting the Board in fulfilling it fiduciary responsibilities with respect to oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory financial disclosure requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditors; and

      B. Preparing the Report of the Audit Committee which is to be included in the Company’s proxy statement relating to its annual meeting of shareholders in compliance with the rules of the Securities and Exchange Commission (the “SEC ”).

Composition

      The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall meet the independence, experience and financial literacy requirements of the New York Stock Exchange (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC. At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC in Item 401(h) of Regulation S-K. Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service on such other audit committees does not impair the ability of such member to effectively serve on the Company’s Audit Committee. The members of the Committee shall be appointed by the Board. Committee members may be removed, with or without cause, at any time upon majority vote of the Board.

Authority

      In carrying out its purposes, the Committee shall have and may exercise all the powers and authority of the Board to the extent permitted under Section 14-2-825 of the Georgia Business Corporation Code.

      The Committee shall have the authority to investigate any financial matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and shall have the authority to retain, at the Company’s expense, outside legal, accounting or other professional advisors to advise the Committee.

      The Committee shall have the sole authority to: (1) appoint, retain, compensate, evaluate and terminate the Company’s independent auditors; and (2) pre-approve, to the extent required by applicable law, all audit and non-audit services with the independent auditors and the related fees and terms, subject to the exceptions for certain minor non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

      The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the audit report and to any legal, accounting or other professional advisors employed by the Committee.

      The Committee may delegate its authority to an individual member, or a sub-committee of members when appropriate, including the authority to grant pre-approvals of audit and non-audit services. Any decisions of any such individual or sub-committee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

      In addition to the indemnification, exculpation, and similar provisions contained in the Company’s articles of incorporation and by-laws or in statutory and common law and in addition to applicable insurance, each member of the Committee shall, in the performance of such member’s duties, be fully protected in relying on information, opinions, reports or statements prepared or presented by any of the Company’s officers or employees, or committees of the Board or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence, all to the extent permitted by Section 14-2-830 of the Georgia Business Corporation Code.

Responsibilities

      The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.

      The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

      (1) Annually obtain from the independent auditors and review a report that sets forth: (i) all critical accounting policies and practices used by the Company; (ii) analysis setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative accounting treatments of financial information within GAAP related to material items that have been discussed with management, including the ramifications of using such alternative treatments and disclosures and the treatment preferred by the independent auditor; and (iii) other material written communication between the independent auditor and management.

      (2) Meet quarterly with management and the independent auditors to discuss audited financial statements, including footnotes, the unaudited quarterly financial results, and the quarterly financial statements prior to filing or distribution, including in each case a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      (3) Receive and review, if necessary, a report from the controller, Chief Financial Officer or other appropriate officer as to any unusual deviations from prior practice that were included in the preparation of the annual or quarterly financial results.

      (4) Review and discuss (i) the type and presentation of information to be included in press releases of unaudited interim and annual financial results, including the use of “pro forma” or “adjusted” non-GAAP information, before their release to the public, and (ii) financial information and earnings guidance provided to analysts and ratings agencies.

      (5) Review and discuss (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and (ii) the effects of significant regulatory, accounting and auditing initiatives, including new pronouncements, as well as off-balance sheet structures on the Company’s financial statements.

      (6) Discuss policies with respect to risk assessment and risk management,

      (7) In addition to the foregoing meetings, meet separately, periodically, with management, with internal auditors and with the independent auditors.

      (8) After the close of each fiscal year but prior to the Company’s annual meeting of shareholders, as well as on any other occasion where the Committee deems it advisable or prudent, report to and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s publicly reported financial statements, the Company’s compliance with legal or regulatory financial disclosure requirements, the performance and independence of the independent auditors, the performance of the internal audit function, or such other information as it deems appropriate to report concerning the Committee’s activities.

Oversight of the Company’s Relationship with the Independent Auditor

      (9) Ensure that (i) approval of any non-audit services by the Committee is disclosed pursuant to Section 10A(i)(2) of the Exchange Act in the Company’s periodic reports, and (ii) payment of fees to the independent auditor and pre-approval of services are properly disclosed as required by Item 9 of Schedule 14A.

      (10) Not engage the independent auditor to perform any of the following services while the independent auditor is engaged to perform audit services: (i) bookkeeping or other services related to the accounting records or financial statements of the Company; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment advisor or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other services that the Public Company Accounting Oversight Board determines by regulation to be impermissible.

      (11) After completion of the annual audit, review with the independent auditors in a private session their experience, any audit problems or difficulties encountered and management’s response, any restrictions on their work, cooperation received, significant disagreements with management, their findings and their recommendations and ensure that matters required to be communicated to audit committees in accordance with Statement of Accounting Standards No. 61 are discussed.

      (12) At least annually, review and evaluate the qualifications, independence and performance of the independent auditors and present its conclusions to the Board in advance of the annual meeting of shareholders.

      (13) In connection with the annual review of the independent auditors, obtain from the them and review a report describing: (i) the independent auditors’ internal quality control procedures; (ii) all relationships between the independent auditors and the Company; (iii) any material issues raised by the most recent internal quality control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits of any company carried out by the independent auditors; and (iv) any steps taken to address such material issues.

      (14) Ensure the rotation of each lead audit engagement team partner and independent review partner at least once every five years (or as otherwise required by law) and the other audit engagement team partners to the extent required by law.

      (15) Establish clear policies regarding the hiring of current or former employees of the independent auditors.

      (16) When the annual audit plan is being developed, review with the independent auditors and the individual appointed to direct or supervise the Company’s internal audit function the timing, scope, staffing, location(s), foreseeable issues, priorities, procedures and coordination between the independent auditors and such individual in assembling the engagement team and executing the plan.

Oversight of the Company’s Internal Audit Function

      (17) Annually review with the internal auditors the Company’s internal audit program and significant reports, and management’s response and follow-up to those reports. Review the internal auditors’ responsibilities and staffing, internal accounting procedures and controls, and any programs that the Company has instituted to correct any control deficiencies noted by the internal auditors or by the independent auditors in their annual review. The Committee shall discuss with management and the independent auditors the results of these reviews, including significant items and potential ways to improve the accounting procedures and controls.

Compliance Oversight

      (18) Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act relating to the discovery by the independent auditor of possible illegal acts has not been implicated.

      (19) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

      The Committee shall make regular reports to the Board and perform any other activities consistent with this Charter, the Company’s bylaws, and governing law as the Committee or the Board deems necessary or appropriate.

Committee Meetings

      The Committee shall meet at least quarterly. If necessary, additional meetings shall be held in person or by telephone to discuss any significant issues, including, but not limited to, those related to the review of any Form 10-Q or Form 10-K by the independent auditors, the necessity of filing any Form 8-Ks and the disclosure of information in proxy statements.

      The Committee shall maintain, as part of the Company’s permanent records, written minutes of the proceedings and actions of the Committee and shall submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

Limitation of Committee’s Role

      The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the independent auditors, have more time, knowledge and more detailed information about the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

Annual Review and Assessment

      On an annual basis, the Committee shall (i) perform an evaluation and assessment of the Committee and its performance in connection with its duties and responsibilities and (ii) review, assess the adequacy of and approve this Committee Charter. The Committee shall report the results of such evaluation to the Board of Directors and recommend any proposed changes to the Board of Directors for approval.

Appendix B

GENUINE PARTS COMPANY

2004 ANNUAL INCENTIVE BONUS PLAN

ARTICLE 1

ESTABLISHMENT OF PLAN

      1.1     Background of Plan. Genuine Parts Company hereby establishes, effective as of January 1, 2004, an annual incentive bonus plan for its executive officers known as the Genuine Parts Company 2004 Annual Incentive Bonus Plan. The Plan was adopted by the Board of Directors on February 16, 2004 and approved by the shareholders of the Company on            , 2004. It is a replacement for the former Genuine Parts Company Annual Incentive Bonus Plan, which expired on December 31, 2003.

      1.2     Purpose. The purpose of the Plan is to provide for the payment of annual monetary awards to each participant equal to a percentage of such participant’s base salary based upon the achievement by the Company of certain performance goals. The Plan is intended to preserve the Company’s federal income tax deduction for annual bonus payments under the Plan during the years 2004 to 2008 by meeting the requirements for performance-based compensation under Section 162(m) of the Code.

ARTICLE 2

DEFINITIONS

      2.1     Definitions. Certain terms of the Plan have defined meanings set forth in this Article and which shall govern unless the context in which they are used clearly indicates that some other meaning is intended.

Beneficiary. Any person or persons designated by a Participant, in accordance with procedures established by the Committee, to receive benefits hereunder in the event of the Participant’s death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

Board. The Board of Directors of the Company.

Code. The Internal Revenue Code of 1986, as amended from time to time.

Committee. The Compensation, Nominating and Governance Committee of the Board.

Company. Genuine Parts Company, a Georgia corporation, and its corporate successors.

Disability. Any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition. The effective date of a Participant’s Disability shall be as determined by the Committee and communicated to the Participant in writing.

Incentive Bonus. Has the meaning described in Section 5.1.

Participant. An employee of the Company or its Subsidiaries selected by the Committee to participate in the Plan for any Plan Year.

Performance Criteria. The performance criteria listed in Section 5.2 from among which the Committee may set Performance Goals in each Plan Year.

Performance Goals. The performance goals established each Plan Year by the Committee from among the Performance Criteria listed in Section 5.2.

Plan. The Genuine Parts Company 2004 Annual Incentive Bonus Plan as set forth in this document together with any subsequent amendments hereto.

Plan Year. The calendar year.

Retirement. A Participant’s termination of employment with the Company or a Subsidiary after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company, or, in the event of the inapplicability thereof with respect to the person in question, as determined by the Committee in its judgment.

Subsidiary. Any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

Target Bonus. Has the meaning described in Section 5.3.

ARTICLE 3

ADMINISTRATION

      3.1     Committee. The Plan shall be administered by the Committee.

      3.2     Authority of Committee. The Committee has the exclusive power, authority and discretion to:

(a) Designate Participants;

(b) Establish Performance Goals and weightings for different Performance Goals;

(c) Establish target Incentive Bonuses for Participants;

(d) Determine whether Performance Goals were achieved in a given Plan Year;

(e) Reduce any Incentive Bonus, regardless of the achievement of Performance Goals;

(f) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

(g) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(h) Amend the Plan as provided herein.

      3.3.     Decisions Binding. The Committee’s interpretation of the Plan and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 4

ELIGIBILITY

      4.1.     General. Those employees of the Company or a Subsidiary selected to participate in the Plan by the Committee. Participation in one Plan Year does not guarantee participation in a following Plan Year. The Committee will notify Participants of their eligibility to participate, and the terms thereof, in writing.

      4.2.     Partial Year Participation. When employees are chosen for participation during the middle of a Plan Year, the Committee may prorate their Incentive Bonus amounts based on the number of days they participated in the Plan during the Plan Year.

      4.3.     Demotions. If a Participant is demoted during the Plan Year, the Committee will determine whether Plan participation ends at that time, or is continued, perhaps at a reduced level. If participation ends, incentives earned during the time of participation will be prorated for the Plan Year, if the Participant is still an employee at the time Incentive Bonuses are made.

ARTICLE 5

OPERATION OF THE PLAN

      5.1     Plan Structure. Each Participant shall be eligible to receive an Incentive Bonus in connection with a particular Plan Year if the Company (or, for certain Participants, one or more Subsidiaries or divisions of the Company) meets or exceeds certain Performance Goals set every year by the Committee.

      5.2     Establishment of Performance Goals. Not later than ninety (90) days after the commencement of any Plan Year (or such other date as may be permitted or required by Section 162(m) of the Code), the Committee will set in writing Performance Goals for such Plan Year based upon one or more of the following performance criteria:

(a) the achievement by the Company (or one or more Subsidiaries or divisions of the Company) of a specified target return, or target growth in return, on equity or assets,

(b) the Company’s stock price,

(c) the achievement by the Company (or one or more Subsidiaries or divisions of the Company) of a specified target, or target growth in, revenues, net income (which may be on a pre-tax or after-tax basis) or earnings per share,

(d) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, sales, inventory management, customer satisfaction, meeting budgets and/or retention of employees, or

(e) any combination of the criteria set forth in (a) through (d) above.

      5.3.     Establishment of Incentive Bonus Targets. At the time the Committee sets the Performance Goals for a particular Plan Year, it shall also set in writing the percentages of each Participant’s base salary that will be awarded to the Participant if the established Performance Goals are achieved (the “Target Bonus”). The basis for the Target Bonus amount will be competitive practice, as determined by the Committee. The Target Bonus percent will be communicated in writing to each Participant at the beginning of the performance period.

      The Committee may, but is not required to, establish the weightings for each Participant for performance within any category of the Performance Goals. If established, the weightings would be expressed as a percent of the Target Bonus that can be earned by the Participant from performance in each category.

      5.4     Percent of Target Earned. At the beginning of each Plan Year, the Committee may, but is not required to, identify the percents of Target Bonus that will be earned at various performance levels. For example, the Committee may establish separately for each category of performance (e.g., net income, earnings per share, return on assets, etc.) a level of “Expected,” “Threshold,” and “Outstanding” performance, and provide that a percent of Target Bonus will correspond to each level of performance, such as:

—	Outstanding: 150%

—	Expected: 100%

—	Threshold: 50%

—	Below Threshold: 0%

      5.5     Achievement of Performance Goals. The determination of whether Performance Goals have been met shall (i) to the extent applicable, be based on financial results reflected in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles and reported upon by the Company’s independent accountants and (ii) be objective, so that a third party having knowledge of the relevant facts could determine whether such Performance Goals are met. Notwithstanding the foregoing, the Committee may adjust any Performance Goals during or after the performance period to mitigate the unbudgeted impact of unusual or non-recurring gains and losses, accounting changes, acquisitions, divestitures or “extraordinary items” within the meaning of generally accepted accounting principles and that were not foreseen at the time such Performance Goals were established.

      5.6     Payout Form and Timing. Incentive Bonuses will be made as soon as possible after the audited results for the Company are available for the Plan Year. Notwithstanding the above, the Committee may, in its discretion, reduce the amount of an Incentive Bonus otherwise payable to one or more Participants under the Plan.

      5.7.     Annual Limit. In no event shall any Participant receive bonus payments under the Plan in connection with any one Plan Year which exceed $2,000,000.

      5.8     Death, Disability and Retirement. In the event of a Participant’s termination of employment by reason of death, Disability or Retirement, a pro rata Incentive Bonus will be made, based on the number of days in the Plan Year preceding the date of termination. Performance criteria will be based on full-year performance. Incentive Bonuses in these situations will be calculated and paid after the end of the Plan Year, the same as for other Participants. Amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary.

      5.9     Other Terminations of Employment. In the event of a termination of employment other than by reason of death, Disability or Retirement, the Participant will forfeit any right to an Incentive Bonus for the Plan Year in which the termination of employment occurs. For terminations after a Plan Year, but before payout from the Plan for such Plan Year, payout will be made as though the termination had not occurred. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur in a circumstance in which a Participant transfers from the Company to one of its Subsidiaries, transfers from a Subsidiary to the Company, or transfers from one Subsidiary to another Subsidiary.

ARTICLE 6

AMENDMENT, MODIFICATION AND TERMINATION

      6.1.     Amendment, Modification and Termination. The Committee may, at any time and from time to time, amend, modify or terminate the Plan; provided, however, that (i) no such amendment may, without the approval of the shareholders of the Company, change the material terms of the Performance Goals or Performance Criteria or effect such other change that would cause the loss of any tax deduction to the Company under Code Section 162(m) absent shareholder approval. The Committee may condition any other amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

      6.2     Termination After or During a Plan Year. Termination of the Plan after a Plan Year but before Incentive Bonuses are made will not reduce Participants’ rights to receive Incentive Bonuses. Termination or amendment of the Plan during a Plan Year may be retroactive to the beginning of the Plan Year, at the discretion of the Committee. If any amendment or termination occurs during the Plan Year, the Committee shall determine when and to what extent awards, if any, shall be paid for the portion of the Plan Year preceding the amendment or termination.

ARTICLE 7

GENERAL PROVISIONS

      7.1.     No Right to Participate. No officer or employee shall have any right to be selected to participate in the Plan in any Plan Year.

      7.2.     No Right to Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

      7.3.     Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

      7.4.     Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to the Plan, nothing contained in the Plan shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

      7.5.     Indemnification. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such person in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

      7.6.     Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

      7.7.     Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

      7.8.     Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

      7.9.     Governing Law. To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Georgia.

      The foregoing is hereby acknowledged as being the Genuine Parts Company 2004 Annual Incentive Bonus Plan as adopted by the Board on February 16, 2004 and approved by the shareholders of the Company on                     , 2004.

GENUINE PARTS COMPANY

By:

PROXY

GENUINE PARTS COMPANY
Proxy Solicited by the Board of Directors of Genuine Parts Company for the
Annual Meeting of Shareholders to be held April 19, 2004

     The undersigned hereby appoints LARRY L. PRINCE and THOMAS C. GALLAGHER, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 19, 2004 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

(Continued and to be signed on reverse side)

Δ FOLD AND DETACH HERE Δ

							Please mark your votes as indicated in this example.	☒
		FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below			FOR	AGAINST	ABSTAIN
1.	Election of the following four nominees as Class III directors of Genuine Parts Company:	☐	☐	3.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.	☐	☐	☐
IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSAL 1.				IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSAL 3.
						FOR	AGAINST	ABSTAIN
Nominees: Class III — (01) Jean Douville, (02) Michael M.E. Johns, M.D., (03) J. Hicks Lanier and (04) Wendy B. Needham				4.	Shareholder Proposal regarding Poison Pill.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the following line:				IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “AGAINST” PROPOSAL 4.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
2.	Approval of Genuine Parts Company’s 2004 Annual Incentive Bonus Plan.	☐	☐	☐	5.	Shareholder Proposal regarding Restricted Share Programs in Lieu of Stock Options in Executive Compensation.	☐	☐	☐
IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSAL 2.					IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “AGAINST” PROPOSAL 5.

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)	Date:	, 2004

IMPORTANT: Please sign this Proxy exactly as your name or names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

DETACH CARD	Please detach proxy at perforation before mailing.
YOU MAY VOTE BY TELEPHONE OR THE INTERNET.

If you are voting by telephone or the Internet, please do not mail your proxy.

Vote By Telephone Call Toll-Free using a Touch-Tone phone 1-800-542-1160	Vote By Internet Access the Website and cast your vote http://www.votefast.com	Vote By Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 11:59 p.m. eastern daylight time on April 18, 2004, to be counted in the final tabulation. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

Your control number is

Vote By Telephone

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a Touch-Tone phone. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

Vote By Internet

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: SunTrust Bank, Atlanta, P.O. Box 4625, Atlanta, GA 30302.

To Change Your Vote

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent internet vote will change your vote. The last vote received before 11:59 p.m. eastern daylight time, April 18, 2004, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.